Amendment No. 3 to

Administrative Services Agreement

Franklin Templeton Services, LLC

Pacific Life & Annuity Company

THIS AMENDMENT is made by and between Franklin Templeton Services, LLC (the “Fund Administrator”) and Pacific Life & Annuity Company (the “Company”).

WHEREAS, the Company and the Fund Administrator have entered into an Administrative Services Agreement, dated as of March 17, 2008, as may be amended from time to time (the “Agreement”), concerning certain administrative services with respect to each series (“Fund” or “Funds”) of Franklin Templeton Variable Insurance Products Trust (the “Trust”) listed on the Schedule B of the Agreement;

WHEREAS, the Company and the Fund Administrator wish to amend the Agreement for the purpose of adding certain new Funds and variable life or variable annuity insurance contracts covered by the Agreement.

NOW, THEREFORE, in consideration of past and prospective business relations, the Fund Administrator and the Company hereby amend the Agreement as follows:

1. Schedule B of the Agreement is hereby deleted in its entirety and replaced with the Schedule B attached hereto.

2. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

This Amendment is executed as of November 7, 2012.

FRANKLIN TEMPLETON SERVICES, LLC		PACIFIC LIFE & ANNUITY COMPANY

By:	/s/ Dennis R. Rothe	By:	/s/ Anthony J. Dufault
Name:	Dennis R. Rothe	Name:	Anthony J. Dufault
Title:	Vice President	Title:	Assistant Vice President

		Attest:	/s/ Jane M. Guon
		Name:	Jane M. Guon
		Title:	Corporate Secretary

Schedule B

Administrative Expense Payment

The Fund Administrator agrees to pay the Company a fee, computed daily and paid quarterly in arrears, equal to an annual rate as set forth below, applied to the average daily net assets of the shares of the Funds held in the subaccounts of the Accounts. The payment will be computed and paid in the manner described more completely in the Agreement.

Separate Account/ Registration No.	Funds of the Trust	Fee Rate	Date of beginning of period for computation of fee
Pacific Select Exec Separate Account of Pacific Life & Annuity Company (811-09389)	Templeton Global Bond Securities Fund – Class 2

Includes all Contracts funded by the separate account that utilize the Funds of the Trust.	Templeton Foreign Securities Fund – Class 2

Separate Account A of Pacific Life & Annuity Company (811-09203)	Franklin Templeton VIP Founding Funds Allocation Fund – Class 4

Includes all Contracts funded by the separate account that utilize the Funds of the Trust.

Mutual Global Discovery Securities Fund – Class 2

Templeton Global Bond Securities Fund - Class 2

Franklin Rising Dividends Securities Fund - Class 2

Franklin Templeton VIP Founding Funds Allocation Fund – Class 2

Franklin Rising Dividends Securities Fund - Class 2

Separate Account I of Pacific Life & Annuity Company (Unregistered)	Templeton Global Bond Securities Fund – Class 2

Includes all Contracts funded by the separate account that utilize the Funds of the Trust.	Templeton Foreign Securities Fund – Class 2

2